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Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan President & CEO Main Street Banks (770) 422-2888	Samuel B. Hay III Chief Operating Officer Main Street Banks (770) 385-2424

Main Street Banks To Acquire First Colony Bancshares

        Combination Creates Expanded Presence in High Growth North Atlanta Market

ATLANTA—December 11, 2002—Main Street Banks, Inc. (Nasdaq: MSBK), today announced the execution of a definitive agreement to acquire First Colony Bancshares, Inc., parent of First Colony Bank, a $320 million asset community bank headquartered in Alpharetta, Georgia. First Colony's banking offices in Alpharetta and Roswell will give Main Street a strong presence in fast growing North Fulton County, and its Cumming office will augment Main Street's presence in Forsyth County, the fastest growing county in the state of Georgia. The transaction was unanimously approved by the directors of both companies today.

In the transaction, First Colony shareholders will receive, on a fully diluted basis, a total of 2.6 million Main Street common shares and $45 million in cash. The transaction is currently valued at $96.0 million based upon Main Street's closing price of $19.61 on December 11. This is the equivalent of approximately $184 per First Colony share outstanding. Main Street anticipates that its 2003 GAAP earnings per share will be slightly diluted as a result of the transaction, although its cash earnings per share for the period should be unaffected. In 2004, Main Street anticipates its GAAP earnings per share will be unaffected by the transaction and its cash earnings per share should show several cents per share of accretion.

The earnings per share consequences discussed above reflect, before one time transaction costs, the ongoing earnings impact of the First Colony acquisition only. Main Street's previously discussed plans to undertake a major de novo expansion strategy in North Fulton County will be significantly impacted by the First Colony transaction. As a result, management continues to be comfortable with consensus cash earnings estimates for Main Street for the calendar year 2003 of $1.41.

First Colony Bank is the largest and most attractive independent bank located in Main Street's primary market for strategic expansion, the dynamic North Atlanta corridor. Edward C. Milligan, chairman and chief executive officer of Main Street Banks said, "First Colony CEO, Ken Driskell and his staff have created a high quality banking franchise in Atlanta's most dynamic growth market, and their excellent staff and branch footprint will complement Main Street tremendously."

First Colony Bank is a high performance banking organization focused primarily on serving small and middle market commercial customers. First Colony reported a return on average assets of 1.64% and return on average equity of 21.25% for the nine months ended September 30, 2002. T. Ken Driskell, president and chief executive officer of First Colony Bancshares said, "We are excited to be joining an organization of the caliber of Main Street Banks. Our complementary operating performance, commitment to quality customer service and focus on the dynamic North Atlanta market creates tremendous synergy for the shareholders, customers and communities that we both serve."

For the nine months ending September 30, 2002, Main Street Banks reported net income of $15 million, an increase of 15.2% over the same period in 2001. This represents a 1.72 percent return on average assets and 18.3% return on average equity. For the five years ended June 30, 2002, Main

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Street ranked fourth in total shareholder return for all publicly traded banks in the nation, averaging a total return of 25.7% compounded annually for the five year period.

After consummation of the transaction, which is expected in the second quarter of 2003, John R. Burgess, currently chairman of the board of First Colony, and T. Ken Driskell, currently chief executive officer of First Colony, will join Main Street's board of directors.

Upon completion of the merger transaction, Main Street will have $1.6 billion in assets, with 26 banking offices in ten counties in the high-growth suburban Atlanta metropolitan area. The transaction is subject to regulatory approval and First Colony shareholder approval, as well as other customary conditions of closing.

About Main Street

Main Street Banks, Inc., a $1.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 branch offices located in nine of Georgia's fastest growing counties. Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

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  Exhibit 99.2